NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT
SCHEDULE A
SERIES OF NEUBERGER BERMAN INCOME FUNDS

Neuberger Berman Core Bond Fund

Neuberger Berman Floating Rate Income Fund

Neuberger Berman Short Duration High Income Fund

Date: July 9, 2012

NEUBERGER BERMAN INCOME FUNDS
SUB-ADVISORY AGREEMENT
SCHEDULE B
RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON EACH FUND'S AVERAGE DAILY NET ASSETS
Neuberger Berman Core Bond Fund	0.15%
Neuberger Berman Floating Rate Income Fund	0.15%
Neuberger Berman Short Duration High Income Fund	0.15%

Date: July 9, 2012